Exhibit (l)

1900 K Street, NW
Washington, DC 20006-1110
+1 202 261 3300 Main
+1 202 261 3333 Fax
www.dechert.com

June 24, 2024

Trinity Capital Inc.
1 N. 1st Street, Suite 302

Phoenix, Arizona 85004

Re:	Trinity Capital Inc. Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Trinity Capital Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 on the date hereof (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of (i) up to $50,000,000 in aggregate principal amount of the Company’s 6.00% Convertible Notes due 2025 (the “Convertible Notes”) and (ii) the shares of the Company’s common stock, par value $0.001 per share, issuable upon the conversion of the Convertible Notes at the then existing conversion rate (the “Conversion Shares”) by the holders thereof referenced in the Registration Statement, including under the caption “Selling Securityholders” (the “Selling Securityholders”). The Convertible Notes were issued pursuant to an Indenture, dated as of January 16, 2020 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (together with its successor in interest, U.S. Bank Trust Company, National Association, the “Trustee”), and a Second Supplemental Indenture, dated as of December 11, 2020 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and we express no opinion herein as to any matter other than as to the legality of the Convertible Notes and the Conversion Shares.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of the following:

(i)	the Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

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(ii)	the Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company;

(iii)	a Certificate of Good Standing with respect to the Company issued by SDAT as of a recent date;

(iv)	resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, the authorization and approval of (a) the offer, issuance and sale of the Convertible Notes and the issuance of the Conversion Shares by the Company to the Selling Securityholders, (b) the Indenture, including the execution and delivery thereof, (c) the preparation and filing of the Registration Statement, and (d) the registration of the Convertible Notes and the Conversion Shares for offer and sale by the Selling Securityholders from time to time pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company;

(v)	the Indenture; and

(vi)	a specimen copy of the form of the Convertible Notes issued pursuant to the Indenture in the form attached to the Indenture.

With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, (vi) that the Indenture is a valid and legally binding obligation of the parties thereto (other than the Company), and (vii) the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

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This opinion letter is limited to the effect of the Maryland General Corporation Laws and the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of such jurisdictions or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer and sale of the Convertible Notes and the Conversion Shares by the Selling Securityholders pursuant to the Registration Statement. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that, (i) the Convertible Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including, without limitation, the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity; and (ii) the Conversion Shares have been duly authorized and, when issued upon conversion of the Convertible Notes pursuant to the Indenture, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP